UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2007
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McDONALD'S CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

____________________________

One McDonald's Plaza
Oak Brook, Illinois
(Address of Principal Executive Offices)

60523
(Zip Code)
_______________________________

(630) 623-3000
(Registrant's Telephone Number, Including Area Code)

_______________________________

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2007, Peter J. Bensen, Corporate Vice President - Assistant Corporate Controller of McDonald’s Corporation (“McDonald’s”), will succeed David M. Pojman as Corporate Senior Vice President - Corporate Controller of McDonald’s. Mr. Bensen, 44, has served as Corporate Vice President - Assistant Controller of McDonald’s since February 2002. He has been with McDonald’s for 11 years.

Mr. Pojman has decided to retire in early 2008. Pending his retirement, he will continue to serve as Corporate Senior Vice President of McDonald's with responsibility for internal audit.

As a result of Mr. Bensen’s promotion, he will become eligible to participate in McDonald’s Cash Performance Unit Plan, or “CPUP,” for the performance period from January 1, 2007 to December 31, 2009, on a pro rated basis from April 1, 2007. The prorated target award for Mr. Bensen is $252,175. The CPUP operates on a three-year cycle with a cumulative payout at the end of the cycle. The final payout is determined based on the entire performance period. Mr. Bensen will not receive any payout under the CPUP until after the end of the performance period on December 31, 2009.

The performance measures that will be used to calculate CPUP payouts for the 2007-2009 performance cycle are:

•
Consolidated three-year compounded annual “Brand McDonald’s operating income growth” (weighted 75%), which reflects growth in income from all company-operated and franchised restaurants, excluding those not operated under McDonald’s brand name; and

•	Average return on total assets, or “ROTA,” (weighted 25%).

       To calculate the final payout, the amount based on the above performance measures will be adjusted by a multiplier based on McDonalds’s cumulative total shareholder return versus the S&P 500 Index for the performance period, which may result in final payouts being increased or decreased by up to 15%.

The maximum final payout that Mr. Bensen can earn under the CPUP is 230% of the prorated target award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD'S CORPORATION
(Registrant)
Date: March 23, 2007	By:	/s/ Denise A. Horne
Denise A. Horne
Corporate Vice President - Associate General Counsel and Assistant Secretary